Exhibit 99.1

CONTACTS:	John Milligan	Tricia Petersen
	(650) 522-5756	(650) 522-5839

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  FOURTH  QUARTER  AND

FULL  YEAR  2004  FINANCIAL  RESULTS

- Full Year Record Product Sales of $1.24 Billion, Up 49 Percent over 2003 -

- Full Year HIV Product Sales of $908 Million, Up 58 Percent over 2003 -

- Fourth Quarter GAAP EPS of $0.24; Full Year GAAP EPS of $0.99 -

Foster City, CA, January 27, 2005 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter ended December 31, 2004.  Total revenues for the fourth quarter of 2004 were $369.6 million, up 40 percent, compared to total revenues of $263.5 million for the fourth quarter of 2003.  Net income for the fourth quarter 2004 was $110.2 million, or $0.24 per diluted share, compared to net income of $192.6 million, or $0.43 per diluted share, for the fourth quarter of 2003.   Non-GAAP net income for the fourth quarter increased 26 percent from $91.4 million, or $0.21 per diluted share, in 2003, to $114.8 million, or $0.25 per diluted share in 2004, an increase of $23.4 million.

During the fourth quarter of 2004, Gilead recorded a non-operating charge of $7.4 million related to a make-whole payment made as a result of the redemption of our $345.0 million 2% convertible senior debt. During the fourth quarter of 2003, Gilead recorded non-cash impairment charges related to certain long-lived assets of $10.9 million related to other asset write-downs charged to cost of goods sold, which were primarily driven by the decision to terminate liposomal research and development activities and to discontinue the DaunoXome product line, and a one-time income tax benefit of $111.6 million related to the reduction of the valuation allowance against our net deferred tax assets.

Operating cash flow for the fourth quarter of 2004 was $124.1 million, compared to operating cash flow of $99.9 million for the fourth quarter of 2003, an increase of approximately 24 percent.  This marked Gilead’s eighth consecutive quarter of positive cash flow from operations. Operating cash flow for the full year 2004 was $511.4 million, compared to operating cash flow of $234.6 million for the full year 2003.

Fourth Quarter 2004 Financial Results

Net revenues from product sales totaled $355.6 million for the fourth quarter of 2004, up 39 percent from the fourth quarter of 2003. This growth was driven primarily by higher product sales from our HIV product franchise that includes Viread® (tenofovir disoproxil fumarate), Emtriva® (emtricitabine) and Truvada® (emtricitabine and tenofovir disoproxil fumarate). HIV product sales were $261.7 million in the fourth quarter of 2004, a 45 percent increase from HIV product sales of $180.8 million for the same period in 2003. Sales of Viread were $198.8 million in the fourth quarter of 2004, up from $176.8 million in the fourth quarter of 2003, an increase of 12 percent. U.S. sales of Viread were $103.9 million, while sales outside the United States totaled $94.9 million. Overall Viread sales growth was led by a 40 percent increase in European volume partially offset by a 14 percent volume decrease in the United States, which was primarily driven by patients switching from a Viread-containing regimen to one containing Truvada. A favorable currency environment in Europe further increased Viread sales in the fourth quarter of 2004 by $6.2 million compared to the same quarter last year. Sales of Truvada and Emtriva were $49.7 million and $13.2 million, respectively, for the fourth quarter of 2004.  AmBisome® (amphotericin B) liposome for injection sales for the fourth quarter of 2004 were $55.0 million, a slight increase of one percent compared to the fourth quarter of 2003. Actual sales volume of AmBisome in Europe increased by 2 percent when compared to the same period last year.  This increase in volume along with the favorable foreign exchange environment in Europe, and higher sales volumes in Latin America and Asia, were partially offset by lower pricing in some regions.   Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $35.9 million for the fourth quarter of 2004, up 127 percent from $15.8 million in the same quarter of 2004 due to the growth in European sales since the launch of Hepsera in 2003.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

- more -

“We are extremely pleased with the performance of our product portfolio, in particular our HIV franchise, over the course of 2004,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences. “For the first time, full-year sales from our products surpassed $1 billion.  This achievement, along with our continued focus on disciplined spending, resulted in record cash flow for the year 2004 of over $511 million.”

For the fourth quarter of 2004, royalty and contract revenues resulting from collaborations with corporate partners totaled $14.0 million, compared to $7.9 million in the fourth quarter of 2003. These revenues primarily relate to royalties on sales of Tamiflu® (oseltamivir phosphate) by F. Hoffmann-La Roche and royalties on sales of AmBisome in the United States by Gilead’s co-promotion partner, Fujisawa Healthcare.

Research and development (R&D) expenses for the fourth quarter of 2004 were $70.2 million, compared to $58.9 million for the same quarter in 2003.  During prior periods, certain European phase IV clinical trial expenses that are now recorded as R&D expenses were recorded as selling, general and administrative expenses (SG&A). Such expenses for the fourth quarter of 2003 of $5.6 million have been reclassified from SG&A to R&D to be consistent with the current period presentation. The higher expenses during the fourth quarter of 2004 are primarily attributable to increased headcount as well as significant research and license fees paid by Gilead in relation to its hepatitis C collaboration agreements with Genelabs Technologies and Achillion Pharmaceuticals.

SG&A expenses for the fourth quarter of 2004 were $85.4 million, compared to $73.1 million for the same quarter of 2003 after the phase IV clinical trial reclassification of $5.6 million to R&D expenses.  The higher expenses are due primarily to increased global marketing efforts as well as the timing of certain international medical conferences during the fourth quarter of 2004.

The net foreign exchange impact on pre-tax earnings, including revenue and expenses generated from outside the United States and hedging activity, was a favorable $8.1 million over the fourth quarter of 2003 and a favorable $31.1 million over the full year 2003, due primarily to stronger European currencies relative to the U.S. dollar.

Full Year 2004 Financial Results

Gilead also reported its results of operations for the year ended December 31, 2004.  Total net revenues for the year were $1.3 billion, an increase of 53 percent compared to total net revenues of $867.9 million in 2003. Total revenues recorded in fiscal year 2004 included net product sales of $1.2 billion and aggregate contract and royalty revenues of $82.4 million. This compares to net product sales of $836.3 million and aggregate contract and royalty revenues of $31.5 million for 2003. Total product sales from our HIV franchise were $908.4 million for the fiscal year 2004 versus $576.5 million for fiscal year 2003. HIV product sales in 2004 were $27.4 million higher compared to 2003 due to the favorable European currency environment, the majority of which relates to Viread sales. Sales of Viread for the year ended December 31, 2004 were $782.9 million, up 38 percent from $566.5 million for the year ended December 31, 2003. Product sales in 2004 for Emtriva and Truvada were $57.6 million and $67.9 million, respectively. AmBisome sales for the year ended December 31, 2004 were $211.7 million, a 7 percent increase over the year ended December 31, 2003. AmBisome sales for 2004 were $16.3 million higher due to the favorable currency environment compared to 2003.  Sales of Hepsera totaled $112.5 million for the year ended December 31, 2004, up 123 percent from $50.4 million for the same period in 2003.

Net income for the year ended December 31, 2004 was $449.4 million, or $0.99 per diluted share, compared to the net loss for the year ended December 31, 2003 of $72.0 million, or $0.18 per diluted share. For the year ended December 31, 2004, non-GAAP net income was $441.4 million, or $0.96 per diluted share, which excludes the impact of the $20.6 million pre-tax gain related to our warrants in Eyetech Pharmaceuticals, Inc., recorded in the first quarter; and the $7.4 million make-whole payment made as a result of the redemption of our $345.0 million 2% convertible senior debt in the fourth quarter. This compares to non-GAAP net income of $302.8 million, or $0.71 per diluted share for the year ended December 31, 2003, after excluding the charge of $488.6 million for in-process research and development associated with the acquisition of Triangle in the first quarter; the $13.2 million reimbursement of research and development expenses from the settlement of a contractual dispute with a vendor recorded during the third quarter; the $10.9 million fourth quarter asset impairment charges and write-downs; and the $111.6 million income tax benefit recorded during the fourth quarter of 2003.

Research and development expenses for the year ended December 31, 2004 were $223.6 million, compared to $181.8 million, which includes the reclassification of phase IV clinical trial expenses to R&D of $16.9 million for the year ended December 31, 2003. Excluding a $13.2 million vendor contract settlement, R&D expenses for the year ended December 31, 2003 would have been $195.0 million. The higher expenses during 2004 are primarily attributable to increased headcount, clinical trials associated with the development of Emtriva and Truvada, as well as significant research and license fees paid by Gilead in relation to two hepatitis C collaboration agreements signed in the fourth quarter of 2004.

Selling, general and administrative expenses for the year ended December 31, 2004 were $302.8 million compared to $233.3 million for the year ended December 31, 2003, which includes the reclassification of phase IV clinical trial expenses to R&D of $16.9 million. The significant increase in expenses is primarily due to Gilead’s increased global marketing efforts, the expansion of Gilead’s U.S. and European sales forces and infrastructure investments required to support the growth of the business.

As of December 31, 2004, the Company had cash, cash equivalents and marketable securities of $1.25 billion, compared to $707.0 million at December 31, 2003. The increase in cash, cash equivalents and marketable securities is primarily attributable to the $511.4 million of operating cash flow generated during 2004.

Corporate Highlights

In November, the Company completed the redemption of its 2% convertible senior notes due 2007.  Gilead called for the full redemption of the outstanding notes on October 6, 2004.  The completion of this redemption reduced Gilead’s long-term debt by $345.0 million and resulted in the issuance of 14.7 million shares of common stock upon conversion of the notes.

Product and Pipeline Highlights

“In addition to our strong financial performance, Gilead achieved several key milestones in the fourth quarter of 2004, rounding out a year of significant accomplishments,” continued Dr. Martin.  “We are now one step closer to achieving marketing approval for Truvada in the European Union and have announced a very significant and pioneering joint venture with Bristol-Myers Squibb to further improve HIV therapies for patients by developing a once-daily antiretroviral fixed-dose regimen.  In addition, our recent agreements with Genelabs and Achillion presents us with exciting opportunities to accelerate the development of new compounds for the treatment of hepatitis C.”

HIV/AIDS Franchise

Also in October, Gilead announced the presentation of interim 24-week data from an ongoing clinical trial (Study 934).  This study, a 48-week clinical trial, was designed to compare a regimen of Viread, Emtriva and efavirenz to Combivir® (lamivudine 150 mg/zidovudine 300 mg) and efavirenz in more than 500 treatment-naïve patients with HIV.  The data were presented in a late-breaker presentation at the 44th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Washington D.C.

In November, the Company announced that the European Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA), recommended granting a Marketing Authorisation for Truvada in the 25 member states of the European Union. The European Commission generally follows the CHMP recommendation and grants a final Marketing Authorisation within a few months following a positive recommendation.

In December, Gilead and Bristol-Myers Squibb announced details of a joint venture to develop and commercialize the fixed-dose combination of Bristol-Myers Squibb’s Sustiva® (efavirenz) and Gilead’s Truvada in the United States.

Hepatitis Franchise

In early November, Gilead announced positive 144-week safety and efficacy data from a clinical trial (Study 437) of Hepsera in patients with chronic hepatitis B at the 55th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in Boston, Massachusetts.

In late November, Gilead and Achillion Pharmaceuticals announced that the companies signed an exclusive agreement granting Gilead worldwide rights for the research, development and commercialization of certain Achillion compounds for the treatment of infection with the hepatitis C virus (HCV).

In December, GlaxoSmithKline (GSK), Gilead’s marketing partner for Hepsera in Asia and Latin America, announced that it had launched Hepsera in Japan.  Gilead receives royalties for Hepsera sales in the countries where GSK markets the drug. Hepsera is now marketed by Gilead in 20 countries, including the United States, Australia and 15 countries of the European Union, and by GSK in six countries in Asia.

Conference Call

At 4:30 p.m. Eastern today, Gilead will webcast a conference call live on the Company’s Internet site to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the Company’s website at www.gilead.com, under “About Gilead,” “Investors.”  To access the live webcast or the archive via the Internet, which will be available for one year, log on to www.gilead.com.  Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-299-8538 (U.S.) or 1-617-786-2902 (international) and dial the participant passcode 86874997 to access the call.  Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern, January 30, 2005.  To access the replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 40798211.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need.  The Company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.  Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or development products; the ability and timing to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products.  Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include our ability and the ability of our partners to successfully introduce and market our products and grow revenues, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimations; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones; we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera, Emtriva and Truvada that we have observed to date; the safety and efficacy data obtained in controlled clinical trials for Viread and Emtriva may not be observed in an uncontrolled clinical setting; and physicians and regulatory agencies may not see advantages of Truvada over other antiretrovirals and may therefore be reluctant to prescribe or grant regulatory approval for Truvada; and other risks identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission.

The Company directs readers to its Annual Report on Form 10-K for the year ended December 31, 2003, filed in March 2004 and its subsequent quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

#  #  #

Viread, Emtriva, Truvada, AmBisome, and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.
Combivir is a registered trademark of GlaxoSmithKline.

Sustiva is a registered trademark of Bristol-Myers Squibb.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Product sales	$355,581	$255,634	$1,242,224	$836,341
Royalty and contract revenues	14,005	7,883	82,397	31,523

Total revenues	369,586	263,517	1,324,621	867,864

Cost of goods sold	48,705	33,277	166,587	112,691

Gross profit	320,881	230,240	1,158,034	755,173

Operating expenses:
Research and development(1)	70,160	58,903	223,552	181,764
Selling, general and administrative(1)	85,422	73,141	302,793	233,266
In-process research and development	—	—	—	488,599
Asset impairment(2)	—	10,219	—	10,219

Total operating expenses	155,582	142,263	526,345	913,848

Income (loss) from operations	165,299	87,977	631,689	(158,675)

Gain on Eyetech warrants	—	—	20,576	—
Make-whole payment on debt redemption(3)	(7,438)	—	(7,438)	—
Interest and other income, net	5,803	2,462	18,940	13,039
Interest expense	(1,145)	(5,176)	(7,345)	(21,897)

Income (loss) before provision for (benefit from) income taxes	162,519	85,263	656,422	(167,533)

Provision for (benefit from) income taxes	52,276	(107,320)	207,051	(95,530)

Net income (loss)	$110,243	$192,583	$449,371	$(72,003)

Net income (loss) per share - basic(4)	$0.25	$0.47	$1.04	$(0.18)

Net income (loss) per share - diluted(4) (5)	$0.24	$0.43	$0.99	$(0.18)

Shares used in per share calculation - basic(4)	440,253	408,222	432,000	402,210

Shares used in per share calculation - diluted(4) (5)	460,199	459,942	464,246	402,210

Notes:

(1)          Certain prior period amounts associated with phase IV clinical trial expenses totaling $5.6 million and $16.9 million for the quarter and year ended December 31, 2003, respectively, have been reclassified from selling, general and administrative to research and development to be consistent with the current period presentation.

(2)          During the fourth quarter of 2003, Gilead recorded non-cash impairment charges against certain long-lived assets of $10.2 million and $0.7 million related to other asset write-downs charged to cost of goods sold.  These charges were primarily driven by the decision to terminate liposomal research and development activities and discontinue the DaunoXome product line.  In addition, Gilead recorded an income tax benefit of $111.6 million related to the reduction of the valuation allowance on certain of our net deferred tax assets.

(3)          In November 2004, in conjunction with the redemption of the Company’s $345.0 million 2% convertible senior debt, Gilead made a make-whole payment equal to $60 per $1,000 principal value less any interest actually paid or accrued from debt issuance to redemption.

(4)          Net income (loss) per share and the number of shares used in the per share calculation for all periods presented reflect the two-for-one stock split effective September 3, 2004.

(5)          In accordance with Statement of Financial Accounting Standard No. 128, using the If-Converted Method, interest expense related to convertible debt of $9.2 million has been added back to net income for purposes of calculating diluted net income per share for the year ended December 31, 2004, and $4.2 million for the quarter ended December 31, 2003.  The shares used in the calculation of net income per diluted share for the year ended December 31, 2004 includes the effect of 19.3 million stock options outstanding, and the pro-rated effect of the $345.0 million 2% convertible senior debt, which converts to approximately 14.7 million shares.  The shares used in the calculation of net income per diluted share for the quarter ended December 31, 2003 includes the effect of 19.3 million stock options outstanding and the effect of the $345.0 million 2% convertible senior debt and $250.0 million 5% convertible subordinated debt, which convert to approximately 14.7 million and 20.4 million shares, respectively.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)	(Note 1)
Assets
Cash, cash equivalents and marketable securities	$1,254,038	$707,000
Other current assets	595,656	558,898
Total current assets	1,849,694	1,265,898
Property, plant and equipment, net	223,106	198,200
Other noncurrent assets	83,163	90,624
	$2,155,963	$1,554,722
Liabilities and stockholders’ equity
Current liabilities	$253,454	$185,895
Long-term obligations	31,637	365,853
Stockholders’ equity	1,870,872	1,002,974
	$2,155,963	$1,554,722

Notes:

(1)          Derived from audited financial statements at that date.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

	Three months ended			Three months ended December 31, 2003
	December 31, 2004			Non-
	GAAP	Adjustment (1)	Non-GAAP	GAAP(2)
Revenues:
Product sales	$355,581	$—	$355,581	$255,634
Royalty and contract revenues	14,005	—	14,005	7,883

Total revenues	369,586	—	369,586	263,517

Cost of goods sold	48,705	—	48,705	32,573

Gross profit	320,881	—	320,881	230,944

Operating expenses:
Research and development(3)	70,160	—	70,160	58,903
Selling, general and administrative(3)	85,422	—	85,422	73,141

Total operating expenses	155,582	—	155,582	132,044

Income from operations	165,299	—	165,299	98,900

Make-whole payment on debt redemption	(7,438)	7,438	—	—
Interest and other income, net	5,803	—	5,803	2,462
Interest expense	(1,145)	—	(1,145)	(5,176)

Income before provision for income taxes	162,519	7,438	169,957	96,186

Provision for income taxes	52,276	2,901	55,177	4,809

Net income	$110,243	$4,537	$114,780	$91,377

Net income per share - basic(4)	$0.25		$0.26	$0.22

Net income per share - diluted(4)(5)	$0.24		$0.25	$0.21

Shares used in per share calculation - basic(4)	440,253		440,253	408,222

Shares used in per share calculation - diluted(4) (5)	460,199		467,813	459,942

Notes:

(1)          The adjustment reflects the make-whole payment related to the redemption of Gilead’s $345.0 million 2% convertible senior debt, Gilead made a make-whole payment equal to $60 per $1,000 principal value less any interest actually paid or accrued from debt issuance to redemption.

(2)          The non-GAAP results for the three months ended December 31, 2003 exclude the non-cash impairment charges against certain long-lived assets of $10.2 million and $0.7 million related to other asset write-downs charged to cost of goods sold.  These charges were primarily driven by the decision to terminate liposomal research and development activities and discontinue the DaunoXome product line.  The non-GAAP results also exclude an income tax benefit of $111.6 million related to the reduction of the valuation allowance on certain of our net deferred tax assets.

(3)          Certain prior period amounts associated with phase IV clinical trial expenses totaling $5.6 million for the three months ended December 31, 2003 have been reclassified from selling, general and administrative to research and development to be consistent with the current period presentation.

(4)          Net income per share and the number of shares used in the per share calculation for all periods presented reflect the two-for-one stock split effective September 3, 2004.

(5)          In accordance with Statement of Financial Accounting Standard No. 128, using the If-Converted Method, interest expense related to convertible debt of $0.7 million and $4.2 million has been added back to net income for purposes of calculating diluted net income per share for the three months ended December 31, 2004 and 2003, respectively.  The shares used in the calculation of net income per diluted share for the three months ended December 31, 2004 includes the effect of 19.9 million stock options outstanding, and the pro-rated effect of the $345.0 million 2% convertible senior debt, which converts to approximately 14.7 million shares. The shares used in the calculation of net income per diluted share for the three months ended December 31, 2003 includes the effect of 19.3 million stock options outstanding and the effect of the $345.0 million 2% convertible senior debt and $250.0 million 5% convertible subordinated debt, which convert to approximately 14.7 million and 20.4 million shares, respectively.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

	Year ended			Year ended December 31, 2003
	December 31, 2004			Non-
	GAAP	Adjustments (1)	Non-GAAP	GAAP(2)
Revenues:
Product sales	$1,242,224	$—	$1,242,224	$836,341
Royalty and contract revenues	82,397	—	82,397	31,523

Total revenues	1,324,621	—	1,324,621	867,864

Cost of goods sold	166,587	—	166,587	111,987

Gross profit	1,158,034	—	1,158,034	755,877

Operating expenses:
Research and development(3)	223,552	—	223,552	195,014
Selling, general and administrative(3)	302,793	—	302,793	233,266

Total operating expenses	526,345	—	526,345	428,280

Income from operations	631,689	—	631,689	327,597

Gain on Eyetech warrants	20,576	(20,576)	—	—
Make-whole payment on debt redemption	(7,438)	7,438	—	—
Interest and other income, net	18,940	—	18,940	13,039
Interest expense	(7,345)	—	(7,345)	(21,897)

Income (loss) before provision for (benefit from) income taxes	656,422	(13,138)	643,284	318,739

Provision for (benefit from) income taxes	207,051	(5,124)	201,927	15,937

Net income (loss)	$449,371	$(8,014)	$441,357	$302,802

Net income per share - basic(4)	$1.04		$1.02	$0.76

Net income per share - diluted(4) (5)	$0.99		$0.96	$0.71

Shares used in per share calculation - basic(4)	432,000		432,000	402,210

Shares used in per share calculation - diluted(4) (5)	464,246		464,246	456,300

Notes:

(1)          The adjustments reflect the first quarter pre-tax gain of $20.6 million related to our warrants in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the first quarter and the fourth quarter make-whole payment related to the redemption of our $345.0 million 2% convertible senior debt.

(2)          The non-GAAP results for the year ended December 31, 2003 exclude the first quarter in-process research and development charge of $488.6 million from the Triangle acquisition, the third quarter reimbursement to Gilead of $13.2 million of research and development expenses resulting from the settlement of a contractual dispute with a vendor and the fourth quarter non-cash impairment charges against certain long-lived assets of $10.2 million and $0.7 million related to other asset write-downs.

(3)          Certain prior period amounts associated with phase IV clinical trial expenses totaling $16.9 million for the year ended December 31, 2003, respectively, have been reclassified from selling, general and administrative to research and development to be consistent with the current period presentation.

(4)          Net income per share and the number of shares used in the per share calculation for all periods presented reflect the two-for-one stock split effective September 3, 2004.

(5)          In accordance with Statement of Financial Accounting Standard No. 128, using the If-Converted Method, interest expense related to convertible debt of $4.6 million and $18.0 million has been added back to net income for purposes of calculating diluted net income per share for the years ended December 31, 2004 and 2003, respectively.  The shares used in the calculation of net income per diluted share for the year ended December 31, 2004 includes the effect of 19.3 million stock options outstanding, and the pro-rated effect of the $345.0 million 2% convertible senior debt, which converts to approximately 14.7 million shares. The shares used in the calculation of net income per diluted share for the year ended December 31, 2003 includes the effect of 19.9 million stock options outstanding and the effect of the $345.0 million 2% convertible senior debt and $250.0 million 5% convertible subordinated debt, which convert to approximately 14.7 million and 20.4 million shares, respectively.